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                                  EXHIBIT 23.02

                          Consent of Ernst & Young LLP


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Symantec Corporation pertaining to the Symantec Corporation 1988 Employees Stock Option Plan, Symantec Corporation 1989 Employee Stock
Purchase Plan, and Options granted under the (i) Delrina Corporation Stock Option Plan and (ii) the Delrina Corporation 1994 Stock Option Plan and assumed by Symantec Corporation of our report dated April 21, 1995 with respect to the consolidated financial statements and schedule of Symantec Corporation included in its Annual Report (Form 10-K) for the year ended March 31, 1995 filed with the Securities and Exchange Commission.


                                                               ERNST & YOUNG LLP


San Jose, California
November 21, 1995